EXHIBIT 99.1
Fastenal Company Reports 2024 Annual and Fourth Quarter Earnings
WINONA, Minn., January 17, 2025 (BUSINESS WIRE) -- Fastenal Company (Nasdaq:FAST) (collectively referred to as 'Fastenal' or by terms such as 'we', 'our', or 'us'), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the year and quarter ended December 31, 2024. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values. References to daily sales rate (DSR) change may reflect either growth (positive) or contraction (negative) for the applicable period. Beginning in the first quarter of 2024, references to 'net earnings', 'operating and administrative expenses', and 'earnings before income taxes' have been revised in our condensed consolidated financial statements and financial reports, including this document, to 'net income', 'selling, general, and administrative (SG&A) expenses', and 'income before income taxes', respectively, and are calculated in conformity with U.S. GAAP.
PERFORMANCE SUMMARY

	Twelve-month Period			Three-month Period
	2024	2023	Change	2024	2023	Change
Net sales	$7,546.0	7,346.7	2.7%	$1,824.5	1,758.6	3.7%
Business days	255	253		63	62
Daily sales	$29.6	29.0	1.9%	$29.0	28.4	2.1%
Gross profit	$3,401.9	3,354.5	1.4%	$818.2	799.4	2.3%
% of net sales	45.1%	45.7%		44.8%	45.5%
SG&A expenses	$1,891.9	1,825.8	3.6%	$473.4	445.5	6.2%
% of net sales	25.1%	24.9%		25.9%	25.3%
Operating income	$1,510.0	1,528.7	-1.2%	$344.8	353.9	-2.6%
% of net sales	20.0%	20.8%		18.9%	20.1%
Income before income taxes	$1,508.1	1,522.0	-0.9%	$344.3	354.2	-2.8%
% of net sales	20.0%	20.7%		18.9%	20.1%
Net income	$1,150.6	1,155.0	-0.4%	$262.1	266.4	-1.6%
Diluted net income per share	$2.00	2.02	-0.6%	$0.46	0.46	-1.9%

Note – Daily sales are defined as the total net sales for the period divided by the number of business days (in the U.S.) in the period.
QUARTERLY RESULTS OF OPERATIONS
Sales
Net sales increased $65.9, or 3.7%, in the fourth quarter of 2024 when compared to the fourth quarter of 2023. There was one more selling day in the fourth quarter of 2024 relative to the prior year period and, taking this into consideration, our net daily sales increased 2.1% in the fourth quarter of 2024 compared to the fourth quarter of 2023. The slow rate of growth reflects continuation of the soft manufacturing environment that has been sustained throughout 2024. This was exacerbated by many of our largest customers enacting unusually sharp production cuts in the last two weeks of December during holiday-related plant shutdowns. Changes in foreign exchange rates negatively affected sales in the fourth quarter of 2024 by approximately 20 basis points as compared to positively affecting sales in the fourth quarter of 2023 by approximately 10 basis points.
An increase in unit sales in the fourth quarter of 2024 was primarily due to growth at Onsite locations opened in the last two years and, to a lesser extent, larger customers not serviced through an Onsite. This more than offset weaker activity with smaller customers and non-manufacturing end markets. The impact of product pricing on net sales in the fourth quarter of 2024 was not material, in contrast to the fourth quarter of 2023, when the impact of product pricing was modestly positive. Price levels remained relatively stable in the fourth quarter of 2024.

From a product standpoint, we have three categories: fasteners, including fasteners used in original equipment manufacturing (OEM) and maintenance, repair, and operations (MRO), safety supplies, and other product lines, the latter of which includes eight smaller product categories, such as tools, janitorial supplies, and cutting tools. The rate of contraction of our fastener line eased in the fourth quarter of 2024, but continued to lag our non-fastener product lines. Product categories, like fasteners, that are more closely aligned with final goods production tend to be more significantly impacted by periods of weak industrial production, such as we are currently experiencing. We achieved growth in our safety category reflecting the lower volatility of PPE demand and our success in growing our vending installed base. Moderation in the rate of growth reflects a difficult comparison in our warehousing end market as a result of strong holiday-related shipments we experienced in the fourth quarter of 2023. Other product lines experienced stronger growth from MRO-oriented lines, such as electrical and janitorial, than from OEM-oriented lines, such as tools, cutting tool, and welding and abrasives. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
OEM fasteners	0.4%	-1.2%	19.0%	19.4%
MRO fasteners	-4.5%	-4.1%	10.9%	11.7%
Total fasteners	-1.4%	-2.3%	29.9%	31.1%
Safety supplies	4.8%	9.4%	23.0%	22.5%
Other product lines	4.0%	5.3%	47.1%	46.4%
Total non-fasteners	4.3%	6.6%	70.1%	68.9%
From an end market standpoint, we have five categories: heavy manufacturing, other manufacturing, non-residential construction, reseller, and other, the latter of which includes government/education and transportation/warehousing. Our manufacturing end markets outperformed primarily due to the relative strength we are experiencing with key account customers with significant managed spend where our service model and technology is particularly impactful. This disproportionately benefits manufacturing customers. We believe weakness in our reseller end market reflected efforts in many industries to reduce channel inventories. Other end market sales were favorably impacted by growth with state and local government customers and data center customers. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
Heavy manufacturing	1.7%	5.8%	42.3%	42.5%
Other manufacturing	5.4%	3.3%	32.0%	31.1%
Total manufacturing	3.3%	4.7%	74.3%	73.6%
Non-residential construction	-4.1%	-7.4%	8.2%	8.8%
Reseller	-11.3%	-7.9%	4.9%	5.6%
Other end markets	7.6%	13.5%	12.6%	12.0%
Total non-manufacturing	-0.3%	0.9%	25.7%	26.4%
We report our customers in two categories: national accounts, which are customers with significant revenue potential and a national, multi-site contract, and non-national accounts, which include large regional customers, small local customers, and government customers. We continued to experience a divergence in the performance of our national account customers versus our non-national account customers, which relates to the relative growth of our sales through Onsite locations and larger, key accounts. The DSR change when compared to the same period in the prior year and the percent of sales in the period were as follows:

	DSR Change Three-month Period		% of Sales Three-month Period
	2024	2023	2024	2023
National accounts	4.2%	8.5%	64.2%	62.0%
Non-national accounts	-1.0%	-3.2%	35.8%	38.0%

Growth Drivers
•We signed 56 new Onsite locations (defined as dedicated sales and service provided from within, or in proximity to, the customer's facility) in the fourth quarter of 2024, resulting in 358 new Onsite location signings for the full year. The full year number was below our goal of 375 to 400 signings, though did constitute an increase from 2023 (326 signings) and was consistent with previous peak signing years in 2019 (362 signings) and 2022 (356 signings). We had 2,031 active sites on December 31, 2024, which represented an increase of 11.5% from December 31, 2023. Daily sales through our Onsite locations, excluding sales transferred from branches to new Onsites, grew at a mid single-digit rate in the fourth quarter of 2024 over the fourth quarter of 2023. This growth is due to contributions from Onsites activated and implemented in 2024 and 2023, which more than offset the impact of closures and the associated decline in revenues from Onsites activated prior to 2023.
•FMI Technology comprises our FASTStock℠ (scanned stocking locations), FASTBin® (infrared, RFID, and scaled bins), and FASTVend® (vending devices) offerings. FASTStock's fulfillment processing technology is not embedded, is relatively less expensive and highly flexible in application, and delivered using our proprietary mobility technology. FASTBin and FASTVend incorporate highly efficient and powerful embedded data tracking and fulfillment processing technologies. The first statistic is a weighted FMI® measure, which combines the signings and installations of FASTBin and FASTVend in a standardized machine equivalent unit (MEU) based on the expected output of each type of device. We do not include FASTStock in this measurement because scanned stocking locations can take many forms, such as bins, shelves, cabinets, pallets, etc., that cannot be converted into a standardized MEU. The second statistic is sales through FMI Technology, which combines the sales through FASTStock, FASTBin, and FASTVend. A portion of the growth in sales experienced by FMI, particularly FASTStock and FASTBin, reflects the migration of products from less efficient non-digital stocking locations to more efficient, digital stocking locations.
•We signed 6,790 weighted FASTBin and FASTVend devices in the fourth quarter of 2024, resulting in 27,984 new FASTBin and FASTVend signings for the full year. This was consistent with our goal of signing between 26,000 and 28,000 MEUs in 2024. Our goal for weighted FASTBin and FASTVend device signings in 2025 is between 28,000 to 30,000 MEUs.
The table below summarizes the signings and installations of, and sales through, our FMI devices.

	Twelve-month Period			Three-month Period
	2024	2023	Change	2024	2023	Change
Weighted FASTBin/FASTVend signings (MEUs)	27,984	24,126	16.0%	6,790	5,462	24.3%
Signings per day	110	95		108	88
Weighted FASTBin/FASTVend installations (MEUs; end of period)				126,957	113,138	12.2%

FASTStock sales	$956.6	927.6	3.1%	$227.6	219.0	3.9%
% of sales	12.5%	12.5%		12.3%	12.3%
FASTBin/FASTVend sales	$2,295.5	2,070.2	10.9%	$584.8	519.6	12.6%
% of sales	30.0%	27.8%		31.6%	29.2%
FMI sales	$3,252.1	2,997.8	8.5%	$812.4	738.6	10.0%
FMI daily sales	$12.8	11.8	7.6%	$12.9	11.9	8.2%
% of sales	42.5%	40.3%		43.9%	41.5%
•Our eBusiness includes eProcurement activities, which are integrated transactions, including electronic data interchange (EDI), and eCommerce (transactional website sales). Growth of our eBusiness reflects both new sales that enhance our growth rate and a shift in existing sales from non-digital to digital processes that improves efficiency. Daily sales through eBusiness grew 27.6% in the fourth quarter of 2024 and represented 30.9% of our total sales in the period. In the fourth quarter of 2024, daily sales through eProcurement and eCommerce grew 37.6% and 2.0%, respectively.
Our digital products and services are comprised of sales through FMI (FASTStock, FASTBin, and FASTVend) plus that proportion of our eBusiness sales that do not represent billings of FMI services (collectively, our Digital Footprint). We believe the data that is created through our digital capabilities enhances product visibility, traceability, and control that reduces risk in operations and creates ordering and fulfillment efficiencies for both us and our customers. As a result, we believe our opportunity to grow our business will be enhanced through the continued development and expansion of our digital capabilities.

Our Digital Footprint in the fourth quarter of 2024 represented 62.2% of our sales, an increase from 58.1% of sales in the fourth quarter of 2023. We expect that at some point during 2025, 66% to 68% of our sales volume will run through our Digital Footprint.
Gross Profit
Our gross profit, as a percentage of net sales, decreased to 44.8% in the fourth quarter of 2024 from 45.5% in the fourth quarter of 2023. Our gross profit percentage was primarily impacted by three factors. First, we experienced unfavorable customer and product mix. This reflects relatively stronger growth from large customers, including Onsite customers, and non-fastener products, each of which tend to have a lower gross profit percentage than our business as a whole. Second, we experienced pressure on fastener and safety product margins related to higher freight and shipping costs, the negative effect of which should moderate as we enter 2025. Third, we experienced higher import duty fees. This was a result of both relatively low fees in the fourth quarter of 2023 creating a difficult comparison and duties related to Mexico, although the impact of the latter began to ease relative to the third quarter of 2024.
SG&A Expenses
Our SG&A expenses, as a percentage of net sales, were 25.9% in the fourth quarter of 2024 versus 25.3% in the fourth quarter of 2023. Fourth quarters traditionally experience seasonally low sales, and in the fourth quarter of 2024 that was exacerbated by soft underlying business activity and unusually sharp production cuts during holiday-related plant shutdowns. Combined with continued investment in our business, the quarter produced low volume that resulted in deleveraging of SG&A expenses, which increased 6.2%, or above the rate of net sales growth.
Employee-related expenses, which represent 70% to 75% of total SG&A expenses, increased 3.1% in the fourth quarter of 2024 compared to the fourth quarter of 2023. We experienced an increase in employee base pay due to higher average FTE and, to a lesser degree, higher average wages during the period, as well as higher health insurance costs. This was partly offset by lower bonus and commission payments reflecting slower sales and profit growth versus the fourth quarter of 2023.
Occupancy-related expenses, which represent 15% to 20% of total SG&A expenses, increased 4.3% in the fourth quarter of 2024 compared to the fourth quarter of 2023. This was primarily a result of modest increases in a number of cost categories, including general inflation in branch costs, incremental depreciation and other costs associated with hub investments and upgrades, and higher depreciation from an increase in the installed base of FMI hardware.
Combined, all other SG&A expenses, which represent 10% to 15% of total SG&A expenses, increased 31.2% in the fourth quarter of 2024 compared to the fourth quarter of 2023. Selling-related transportation costs were higher reflecting higher lease costs as we refreshed our fleet of pick ups, which more than offset lower fuel expense. We also incurred incremental expense relating to currency revaluation of certain assets as the dollar strengthened, particularly against the Mexican peso. We had relatively smaller increases in IT expenses, general insurance costs, and sales-related travel expense.
Operating Income
Our operating income, as a percentage of net sales, decreased to 18.9% in the fourth quarter of 2024 from 20.1% in the fourth quarter of 2023.
Net Interest
We had lower interest income reflecting a reduction in capital being invested in higher-earning short-term instruments during the period. We had higher cash balances in the fourth quarter of 2023 prior to paying a special fifth dividend toward the end of the period. We also had lower interest expense as a result of lower average borrowings through the fourth quarter of 2024. The greater reduction in interest income relative to interest expense resulted in our generating net interest expense of $0.5 in the fourth quarter of 2024, compared to net interest income of $0.3 in the fourth quarter of 2023.
Income Taxes
We recorded income tax expense of $82.2 in the fourth quarter of 2024, or 23.9% of income before income taxes. Income tax expense was $87.8 in the fourth quarter of 2023, or 24.8% of income before income taxes. We believe our ongoing tax rate, absent any discrete tax items or broader changes to tax law, will be approximately 24.5%. Our tax rate in the fourth quarter of 2024 was below our expected ongoing tax rate due to the tax benefits associated with the exercise of stock options.
Net Income
Our net income during the fourth quarter of 2024 was $262.1, a decrease of 1.6% compared to the fourth quarter of 2023. Our diluted net income per share was $0.46 in the fourth quarter of 2024, compared to $0.46 in the fourth quarter of 2023.

BALANCE SHEET AND CASH FLOW
Net cash provided by operating activities was $282.8 in the fourth quarter of 2024, a decrease of 20.1% from the fourth quarter of 2023, representing 107.9% of the period's net income versus 132.9% in the fourth quarter of 2023. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a use of cash in fourth quarter of 2024 as compared to a significant source of cash in the fourth quarter of 2023. This was primarily attributable to relatively greater investment in inventory.
In 2024, net cash provided by operating activities was $1,173.3, a decrease of 18.1% from 2023, representing 102.0% of the period's net income versus 124.0% in 2023. The decrease in operating cash flow, as a percent of net income, primarily reflects our operating assets and liabilities being a significant use of cash in 2024 as compared to a significant source of cash in 2023. This was primarily attributable to investing in inventory in 2024 as opposed to reducing inventory in 2023.
The dollar and percentage change in accounts receivable, net, inventories, and accounts payable as of December 31, 2024 when compared to December 31, 2023 were as follows:

	December 31		Twelve-month Dollar Change	Twelve-month Percentage Change
	2024	2023	2024	2024
Accounts receivable, net	$1,108.6	1,087.6	$21.0	1.9%
Inventories	1,645.0	1,522.7	122.3	8.0%
Trade working capital	$2,753.6	2,610.3	$143.3	5.5%

Accounts payable	$287.7	264.1	$23.6	8.9%
Trade working capital, net	$2,465.9	2,346.2	$119.7	5.1%

Net sales in last three months	$1,824.5	1,758.6	$65.9	3.7%
Note - Amounts may not foot due to rounding difference.
The increase in our accounts receivable balance in the fourth quarter of 2024 was primarily attributable to growth in sales to our customers.
The increase in our inventory balance in the fourth quarter of 2024 was primarily attributable to three factors. First, our inventory increased as a result of growth in sales to our customers and the addition of stock to ensure we can support our customers' future growth. Second, we added $30.0 to $35.0 in stock to improve service to our in-market locations and generate efficiencies in our hubs. Third, we took advantage of year-end opportunities arising from our suppliers' desire to reduce inventory at year-end. These factors more than offset the effects of soft underlying business activity and modest product cost deflation.
The increase in our accounts payable balance in the fourth quarter of 2024 was primarily attributable to an increase in our product purchases as reflected in the growth in inventories.
During the fourth quarter of 2024, our investment in property and equipment, net of proceeds from sales, was $57.4, which was an increase from $32.9 in the fourth quarter of 2023. In 2024, our investment in property and equipment, net of proceeds from sales, was $214.1, which was an increase from $160.6 in 2023, but below our anticipated range of $235.0 to $255.0. The reduction in capital spend was due to lower demand to install incremental picking modules at our in-market locations than anticipated and, to a lesser degree, lower spending on FMI bins due to lower FASTBin signings and installations than anticipated.
For 2025, we expect our investment in property and equipment, net of proceeds from sales, to be within a range of $265.0 to $285.0, an increase from $214.1 in 2024. This increase reflects three items. First, we expect elevated IT spending as projects that were expected in 2024 experienced delays and will occur in 2025. Second, we expect higher distribution center spending to complete our upgraded Utah hub, begin construction on a new Atlanta hub, and improve our picking capacity and efficiency across our hub network. Third, we expect greater outlays for FMI hardware reflecting an increase in our targeted signings.

During the fourth quarter of 2024, we returned $223.4 to our shareholders in the form of dividends, compared to the fourth quarter of 2023 when we returned $417.3 to our shareholders in the form of dividends. The latter value included a special fifth dividend paid in the fourth quarter of 2023. Excluding this special dividend payment, our regular dividend payment was up 11.7% in the fourth quarter of 2024. In 2024, we returned $893.3 to our shareholders in the form of dividends, compared to 2023 when we returned $1,016.8 to our shareholders in the form of dividends. The latter value included a special fifth dividend paid in the fourth quarter of 2023. Excluding this special dividend payment, our regular dividend payment was up 11.7% in 2024. We did not repurchase any of our common stock in 2024 or 2023.
Total debt on our balance sheet was $200.0 at the end of 2024, or 5.2% of total capital (the sum of stockholders' equity and total debt). This compares to $260.0, or 7.2% of total capital, at the end of 2023.
ADDITIONAL INFORMATION
The table below summarizes our absolute and full time equivalent (FTE; based on 40 hours per week) employee headcount, our investments related to in-market locations (defined as the sum of the total number of branch locations and the total number of active Onsite locations), and weighted FMI devices at the end of the periods presented and the percentage change compared to the end of the prior periods.

			Change Since:		Change Since:
	Q4 2024	Q3 2024	Q3 2024	Q4 2023	Q4 2023
Selling personnel - absolute employee headcount	16,712	16,666	0.3%	16,512	1.2%
Selling personnel - FTE employee headcount	15,055	15,080	-0.2%	15,070	-0.1%
Total personnel - absolute employee headcount	23,702	23,518	0.8%	23,201	2.2%
Total personnel - FTE employee headcount	20,958	20,894	0.3%	20,721	1.1%

Number of branch locations	1,597	1,597	—%	1,597	—%
Number of active Onsite locations	2,031	1,986	2.3%	1,822	11.5%
Number of in-market locations	3,628	3,583	1.3%	3,419	6.1%
Weighted FMI devices (MEU installed count)	126,957	123,193	3.1%	113,138	12.2%
During the last twelve months, we increased our total FTE employee headcount by 237. Our total FTE selling and sales support personnel decreased by 15. While we added FTE to support growth in our Onsite locations, we reduced personnel at our branch locations reflecting both shifts to Onsite locations and tight management of headcount given challenging business conditions. We had an increase in our distribution and transportation FTE personnel of 115 to support increased product throughput at our distribution facilities. We had an increase in our remaining FTE personnel of 137 which related primarily to personnel investments in manufacturing, quality control, IT, and business analytics.
The table below summarizes the number of branches opened and closed, net of conversions, as well as the number of Onsites activated and closed, net of conversions during the periods presented.

	Twelve-month Period		Three-month Period
	2024	2023	2024	2023
Branch openings	11	10	4	2
Branch closures, net of conversions	(11)	(96)	(4)	(20)
% of net closures vs. prior year-end number of branch locations	-0.7%	-5.7%	-0.3%	-1.2%

Onsite activations	343	329	75	77
Onsite closures, net of conversions	(134)	(130)	(30)	(33)
% of net closures vs. prior year-end number of Onsite locations	-7.4%	-8.0%	-1.6%	-2.0%
Our in-market network forms the foundation of our business strategy. In recent years, we have seen a gradual increase in our in-market locations. This has reflected significant growth in Onsites and, to a lesser degree, international branches, which has more than overcome a meaningful decline in our traditional branch network from a strategic rationalization that aligned our physical footprint with changes in our business strategies. Branch closures may occur in the future to reflect normal churn in our business, but the strategic rationalization has concluded. As a result, we expect to see an increase in the rate of in-market location growth as we continue to open Onsites while our traditional branch network remains stable or grows moderately to sustain and improve our North American network, to continue our global expansion beyond North America, and to support our growth drivers. This dynamic played out in 2024.

CONFERENCE CALL TO DISCUSS QUARTERLY AND ANNUAL RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly and annual results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to our Investor Relations Website at https://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations and beliefs regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities including our prospects to capture long-term value from certain warehousing customers and the related end market, our strategies, goals, mission, and vision, and our expectations about future capital expenditures, future tax rates, future inventory levels, pricing, future Onsite and weighted FMI device signings, future sales attributable to our Digital Footprint, investment in property and equipment, the impact of inflation or deflation on our cost of goods, controlling SG&A expenses including FTE growth, future traditional branch closures and openings, the impact of fluctuations in freight and shipping costs, future operating results and business activity, and the impact of natural disasters on daily sales. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown (including risks disclosed in our most recent annual and quarterly reports), and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share and per share information)

	December 31, 2024	December 31, 2023
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$255.8	221.3
Trade accounts receivable, net of allowance for credit losses of $5.2 and $6.4, respectively	1,108.6	1,087.6
Inventories	1,645.0	1,522.7
Prepaid income taxes	18.8	17.5
Other current assets	183.7	171.8
Total current assets	3,211.9	3,020.9

Property and equipment, net	1,056.6	1,011.1
Operating lease right-of-use assets	279.2	270.2
Other assets	150.3	160.7

Total assets	$4,698.0	4,462.9

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$75.0	60.0
Accounts payable	287.7	264.1
Accrued expenses	225.6	241.0
Current portion of operating lease liabilities	98.8	96.2
Total current liabilities	687.1	661.3

Long-term debt	125.0	200.0
Operating lease liabilities	186.6	178.8
Deferred income taxes	68.9	73.0
Other long-term liabilities	14.1	1.0

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 800,000,000 shares authorized, 573,320,452 and 571,982,367 shares issued and outstanding, respectively	5.7	5.7
Additional paid-in capital	88.6	41.0
Retained earnings	3,613.5	3,356.9
Accumulated other comprehensive loss	(91.5)	(54.8)
Total stockholders' equity	3,616.3	3,348.8
Total liabilities and stockholders' equity	$4,698.0	4,462.9

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Amounts in millions except income per share)

	Year Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)	(Unaudited)
Net sales	$7,546.0	7,346.7	$1,824.5	1,758.6
Cost of sales	4,144.1	3,992.2	1,006.3	959.2
Gross profit	3,401.9	3,354.5	818.2	799.4

Selling, general, and administrative expenses	1,891.9	1,825.8	473.4	445.5
Operating income	1,510.0	1,528.7	344.8	353.9

Interest income	5.4	4.1	1.2	2.3
Interest expense	(7.3)	(10.8)	(1.7)	(2.0)
Income before income taxes	1,508.1	1,522.0	344.3	354.2

Income tax expense	357.5	367.0	82.2	87.8
Net income	$1,150.6	1,155.0	$262.1	266.4

Basic net income per share	$2.01	2.02	$0.46	0.47
Diluted net income per share	$2.00	2.02	$0.46	0.46

Basic weighted average shares outstanding	572.7	571.3	573.2	571.7
Diluted weighted average shares outstanding	574.3	573.0	574.7	573.4

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)

	Year Ended December 31,		Three Months Ended December 31,
	2024	2023	2024	2023
	(Unaudited)		(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$1,150.6	1,155.0	$262.1	266.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	164.7	166.6	41.7	40.5
Gain on sale of property and equipment	(3.8)	(4.3)	(0.8)	(1.6)
Bad debt expense	1.3	2.2	1.5	0.8
Deferred income taxes	(4.1)	(10.7)	(6.9)	(6.3)
Stock-based compensation	8.0	7.3	2.0	1.7
Amortization of intangible assets	10.7	10.7	2.7	2.7
Changes in operating assets and liabilities:
Trade accounts receivable	(31.9)	(72.3)	81.6	87.2
Inventories	(133.9)	189.1	(97.7)	(2.6)
Other current assets	(11.9)	(6.4)	7.7	(21.8)
Accounts payable	27.5	8.4	(12.8)	(13.3)
Accrued expenses	(16.5)	(0.6)	(1.7)	4.1
Income taxes	(1.3)	(9.4)	(2.0)	(2.2)
Other	13.9	(2.9)	5.4	(1.6)
Net cash provided by operating activities	1,173.3	1,432.7	282.8	354.0

Cash flows from investing activities:
Purchases of property and equipment	(226.5)	(172.8)	(60.2)	(36.3)
Proceeds from sale of property and equipment	12.4	12.2	2.8	3.4
Other	(0.4)	(0.6)	(0.1)	(0.1)
Net cash used in investing activities	(214.5)	(161.2)	(57.5)	(33.0)

Cash flows from financing activities:
Proceeds from debt obligations	775.0	880.0	185.0	90.0
Payments against debt obligations	(835.0)	(1,175.0)	(225.0)	(90.0)
Proceeds from exercise of stock options	39.6	30.1	13.3	14.7
Cash dividends paid	(893.3)	(1,016.8)	(223.4)	(417.3)
Net cash used in financing activities	(913.7)	(1,281.7)	(250.1)	(402.6)

Effect of exchange rate changes on cash and cash equivalents	(10.6)	1.4	(11.6)	5.4

Net increase (decrease) in cash and cash equivalents	34.5	(8.8)	(36.4)	(76.2)

Cash and cash equivalents at beginning of period	221.3	230.1	292.2	297.5
Cash and cash equivalents at end of period	$255.8	221.3	$255.8	221.3

Supplemental information:
Cash paid for interest	$7.8	12.2	$1.8	1.9
Net cash paid for income taxes	$356.5	383.0	$87.1	95.0

CONTACT:	Taylor Ranta Oborski
Accounting Manager
507.313.7959